Exhibit 99.1

News Release

1583 S. 1700 E. ● Vernal, UT 84078 ● (435)789-0594

FOR IMMEDIATE RELEASE

Superior Drilling Products, Inc. Announces
Fourth Quarter 2014 Revenue of $6.1 Million

Complete 2014 financial results to be released March 27, 2015

VERNAL, UT, March 13, 2015 — Superior Drilling Products, Inc. (NYSE MKT:SDPI), a provider of drilling products for the oil, natural gas and mining services industry, today announced preliminary results for the fourth quarter and full year 2014.

Fourth quarter 2014 revenue was $6.1 million, an increase of 5.2% from the third quarter 2014, on increased market penetration of the Company’s innovative Drill-N-Ream (DNR) well bore conditioning tool. During the quarter the Company performed 198 reaming runs using the DNR which represents a monthly average of 66 runs, representing significant growth from the trailing third quarter. Revenue for 2014 was $20.0 million.

Troy Meier, Chairman and Chief Executive Officer of Superior Drilling Products commented, “Our innovative Drill-N-Ream has proven its value to many of our early adopting customers, and the sales team has effectively introduced the tool into new basins as evidenced by our increasing number of runs per month. While the current commodity price environment inevitably poses a near-term challenge, the DNR helps operators to reduce costs and increase efficiencies. Early indications in 2015 are demonstrating that our tool will continue to impress our customers and we believe it will become one of the go-to options to improve well economics.

“Superior Drilling is introducing two new product lines in Q1 2015, Strider and OrBit, that will improve economics for the drilling, completion and workover markets. The addition of these two new product lines together with the DNR product line will create more opportunities, enhancing our drilling tool rental and sales businesses.”

The Company plans to provide full audited financial results before the market opens on Friday, March 27, 2015, and will host a conference call and webcast that day.

Fourth Quarter and Full Year 2014 Conference Call

Friday, March 27, 2015
10:00 a.m. Mountain Time (12:00 p.m. Eastern Time)
Phone: (201) 689-8470
Internet Webcast: www.sdpi.com

A telephonic replay will be available from 1:00 p.m. MT (3:00 p.m. ET) the day of the teleconference until Friday, April 10, 2015. To listen to the archived call, dial (858) 384-5517 and enter conference ID number 13598576, or access the webcast replay via the Company website at www.sdpi.com, where a transcript will be posted once available.

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Superior Drilling Products, Inc. Announces Fourth Quarter 2014 Revenue of $6.1 Million
March 13, 2015

About SDPI
SDPI is an innovative, cutting-edge drilling tool technology company. The Company manufactures, repairs, sells and rents drilling tools. SDPI is a manufacturer and refurbisher of PDC (polycrystalline diamond compact) drill bits for a leading oil field services company. In addition, SDPI manufactures and markets drill string tools, including the patented Drill-N-Ream™ well bore conditioning tool, for the oil, natural gas and mining services industries. SDPI operates a state-of-the-art drill tool machining facility manufacturing for its customer’s custom products and solutions for the drilling industry. The Company’s strategy is to leverage its technological expertise in drill tool technology and innovative, precision machining to broaden its drill tool technology offerings for rent or sale, while establishing an effective sales and logistics infrastructure through which it can provide proprietary tools to exploration and production companies and drill rig operators. It also plans to grow its manufacturing operations by providing its oil field services customers with design, prototype development and manufacturing of their proprietary technologies.

Additional information about the Company can be found at its website: www.sdpi.com.

For more information, contact investor relations:

Deborah K. Pawlowski / Garett K. Gough
Kei Advisors LLC
(716) 843-3908 / (716) 846-1352
dpawlowski@keiadvisors.com / ggough@keiadvisors.com

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